News From

Buena, NJ 08310

Release Date: August 28, 2007	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 211
www.askigi.com

IGI SIGNS A NEW AGREEMENT WITH DERMWORX INCORPORATED

Buena, N.J. - August 28, 2007 - IGI, Inc. (AMEX:IG) announced that it has signed a new Exclusivity, Manufacturing and Supply Agreement with Dermworx, Incorporated. This agreement supersedes and replaces the earlier agreement, dated October 11, 2006, between Dermworx and IGI.

As per the new Agreement, IGI will recognize the $250,000 payment received from Dermworx in 2006 for the development of a 2% Salicylic Acid Novasome® product. IGI will receive manufacturing revenues and royalties on sales of this product starting in the fourth quarter of 2007. Under this Agreement, IGI will grant Dermworx the exclusive rights to market and sell the Salicylic Acid Novasome® product in North, Central and South America, and the United Kingdom. To maintain exclusivity, Dermworx will guarantee IGI minimum royalties for the first year of the product sale period. This will be increased to 150% for the second year sale period and minimum royalty payments will remain the same each year thereafter.

IGI has also granted Dermworx a right of first refusal, effective until January 31, 2008, for the development of two (2) additional Salicylic Acid Novasome® formulations, one for the treatment of Psoriasis and another for the treatment of Seborrheic Dermatitis.

"This new agreement provides a solid foundation for the growth of both of our companies", stated Rajiv Mathur, President and CEO of IGI, Inc.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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